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                                                                    Exhibit 99.1

PRESS RELEASE

Source:  Molecular Devices Corporation

Molecular Devices Announces Completion of Its Acquisition of Axon Instruments

SUNNYVALE, Calif., July 1 / -- Molecular Devices Corporation (Nasdaq: MDCC) today announced that it has completed its acquisition of Axon Instruments, Inc. The stockholders of both companies have approved the transaction, and all regulatory requirements and other conditions have been satisfied. Pursuant to the merger agreement announced on March 21, 2004, former Axon stockholders are receiving 0.00734 of a share of Molecular Devices common stock and $0.1359 cash for each share of Axon common stock. Molecular Devices is issuing approximately
3.6 million shares of its common stock and paying approximately $68 million of cash in exchange for all of the outstanding shares of Axon. Molecular Devices also assumed employee options to acquire approximately 536,000 shares of Molecular Devices common stock, as well as other options to acquire approximately 38,000 shares of Molecular Devices common stock and approximately $700,000 in cash. As a result of the acquisition, Molecular Devices received approximately $26 million in cash that had been on the balance sheet of Axon. The merger will be accounted for using the purchase method.


About Molecular Devices Corporation

Molecular Devices Corporation is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices' systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug technologies that integrate its expertise in engineering, molecular and cell biology, and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.


Forward-Looking Statements

This press release contains "forward-looking" statements, including statements related to the success of the acquisition and potential future revenues, expense synergies and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. The success of the acquisition and future operating results of Molecular Devices may differ materially from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with acquisitions, such as the potential inability to realize the expected benefits and synergies of the transaction, risks related to future opportunities and plans for the combined company, potential difficulties in the assimilation of operations, strategies, technologies and products of the acquired company, the risk of loss of key personnel of the acquired company and the risk of diversion of management's attention from other business concerns, and general business risks including, among others, risks detailed from time to time in Molecular Devices' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and its Registration Statement on Form S-4 (Registration No. 333-114934), as amended. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.